UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

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Date of Report
(Date of earliest
event reported):	July 12, 2005

Name of Registrant, State of Incorporation, Address of
Commission	Principal Executive	IRS Employer
File Number	Offices and Telephone Number	Identification Number
1-9894	Alliant Energy Corporation	39-1380265
(a Wisconsin corporation)
4902 N. Biltmore Lane
Madison, Wisconsin 53718
Telephone (608) 458-3311

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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[_]     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_]     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[_]     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[_]     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.06.    Material Impairments.

        On July 12, 2005, the Senior Executive Vice President and Chief Financial Officer of Alliant Energy Corporation (the “Company”) concluded that the Company currently expects to incur a material non-cash asset valuation charge of US$50-100 million in the second quarter of 2005 relating to the Company’s investments in Brazil, based on preliminary information currently available. Such information includes updated market and other information the Company received from its financial advisor and its Brazilian partners in the second quarter of 2005 as well as the discussions management held with the Company’s Board of Directors regarding the various strategic alternatives related to the Company’s Brazil investments. The non-cash charge will be a component of the Company’s results from continuing operations.

        The carrying value of the Company’s Brazil investments was approximately US$325 million as of March 31, 2005. Such carrying value is net of approximately US$140 million of pre-tax foreign currency translation losses which are recorded in accumulated other comprehensive loss on the Company’s balance sheet. The charge is based on a valuation of the business in local currencies based on the applicable accounting rules. The non-cash pre-tax valuation charge does not reflect the aforementioned foreign currency translation losses. The Company continues to evaluate the options available to it concerning its Brazil investments.

        The impairment charge will not result in future cash expenditures by the Company.

        The press release the Company issued announcing the impairment charge discussed above is filed as Exhibit 99.1 and incorporated by reference herein.

Item 9.01.     Financial Statements and Exhibits.

(a)	Not applicable.

(b)	Not applicable.

(c)	Exhibits. The following exhibit is being filed herewith:

(99.1)	Press Release dated July 13, 2005.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, Alliant Energy Corporation has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALLIANT ENERGY CORPORATION
By:/s/ John E. Kratchmer
Date: July 13, 2005	John E. Kratchmer
Vice President-Controller and
Chief Accounting Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release dated July 13, 2005